Exhibit 10.34

CONTRACTING SERVICES AGREEMENT

This Contracting Services Agreement is made on 1 January 2023 between the following parties:

1.	K-ESG (HK) COMPANY LIMITED

Address: 16/F, Kerry Cargo Centre, 55 Wing Kei Road, Kwai Chung, New Territories

Tel: [●]

(“K-ESG”)

2.	TIMES EXPRESS LIMITED

Business Registration No.: 72083694

Original Address: 17/F, Chinbest International Centre, 8 Kwai On Road, Kwai Chung, New Territories

Tel: 2573 8823

(“Contractor”)

K-ESG and the Contractor are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

The Parties agree as follows:

1. Scope of Contracted Services

1.1 The Contractor agrees, in accordance with the terms of this Agreement, to provide logistics and/or manpower services to K-ESG and/or its customers, including but not limited to:

(a) Punctually and safely transporting goods from pick-up locations designated by K-ESG or its customers to delivery locations designated by K-ESG or its customers.

(b) Safely loading goods in a reasonable manner onto designated vehicles or containers, and properly lashing and securing them to prevent accidents and damage.

(c) Unloading (and devanning, where applicable) at the delivery locations, and re-loading such goods as may require re-loading.

(d) Providing other logistics and/or manpower services required by K-ESG and its customers, including warehousing, inventory management, distribution, transportation, clerical support and/or frontline operations manpower.

1.2 The Parties shall enter into separate Statements of Work or quotations (“SOWs or Quotations”) specifying the detailed services and fees for individual projects.

2. Term and Termination

2.1 This Agreement shall take effect from the date of execution and affixing of chop by both Parties.

2.2 Either Party may terminate this Agreement and/or any SOW or Quotation under this Agreement by giving the other Party not less than one (1) month’s written notice.

2.3 K-ESG may immediately terminate this Agreement and/or any SOW or Quotation under this Agreement in any of the following circumstances:

(a) The Contractor breaches its obligations under this Agreement and fails to take any remedial action within seven (7) working days after receiving notice from K-ESG.

(b) The Contractor enters into liquidation, bankruptcy, reorganisation or similar legal proceedings, or any part of its business or assets is frozen, taken over, placed under receivership or compulsorily transferred, or is in any similar situation.

(c) The logistics services agreement between K-ESG and its customer is terminated.

3. Obligations of the Contractor

3.1 The Contractor shall comply with all provisions and obligations under this Agreement and the SOWs or Quotations, K-ESG’s standard operating procedures for logistics services, and any special operating requirements provided by K-ESG’s customers.

3.2 The Contractor shall comply with and implement other lawful and reasonable special requirements raised by K-ESG or its customers, including but not limited to:

(a) Where required by a project/service, ensuring its staff wear uniforms provided by K-ESG while on duty.

(b) Ensuring its staff remain neat, punctual and courteous when providing services and follow K-ESG’s instructions.

(c) Providing such reports and information as K-ESG may require.

(d) Where required for the project/services, arranging supervisors to be on site to allocate and supervise general staff in carrying out logistics and/or manpower services and handling operational matters.

(e) From time to time performing other related work as instructed by K-ESG’s supervisors in addition to the work expressly specified in this Agreement.

(f) In the event of special incidents such as Typhoon Signal No. 8 or above, or Black Rainstorm Warning, continuing to provide normal services unless K-ESG notifies cancellation.

(g) Providing normal services on public holidays and Sundays when required by K-ESG.

3.3 The Contractor and the personnel it provides must comply with all laws and regulations applicable to the contracted services.

3.4 The Contractor agrees to comply with K-ESG’s Business Partner Code of Conduct, Contractor Safety Code and other guidelines or codes issued by K-ESG from time to time.

3.5 If, as a result of the Contractor’s breach of this Agreement or any SOW or Quotation, K-ESG incurs any contractual or compensatory liability towards any customer or third party, K-ESG shall be entitled to claim full indemnity from the Contractor for such losses.

4. Obligations of K-ESG

4.1 K-ESG shall pay the service fees to the Contractor punctually and in full in accordance with this Agreement and the relevant SOWs or Quotations.

4.2 K-ESG shall provide the Contractor with complete, true and accurate information concerning the goods.

5. Fees and Payment

5.1 The Contractor’s service fees shall be set out in the SOWs or Quotations.

5.2 For all services provided under all SOWs or Quotations pursuant to this Agreement, the Contractor shall issue one invoice to K-ESG on a monthly basis. Subject to the invoice being correct, K-ESG shall arrange payment within thirty (30) days from the date of receipt of the invoice.

5.3 If any customer or other third party brings a claim or legal proceedings against K-ESG for economic loss arising from delay, loss, damage or deterioration of goods, and such delay, loss, damage or deterioration occurs while the goods are, or should have been, under the custody or control of the Contractor, or is caused by the Contractor’s fault or negligence, then the Contractor shall bear full responsibility for such delay, loss, damage or deterioration. K-ESG shall be entitled to require the Contractor to indemnify K-ESG for all economic losses resulting from such claim or proceedings (including but not limited to damages, compensation, liquidated damages, and all legal costs and expenses). K-ESG shall further be entitled to deduct the relevant amounts directly from any security deposit (if any) or from any amount due and payable to the Contractor under its invoices.

5.4 If K-ESG takes any actions beneficial to the Contractor which result in additional costs and expenses to K-ESG, K-ESG shall be entitled to require the Contractor to reimburse such additional costs and expenses, and may deduct the relevant amounts directly from any security deposit (if any) or from any amount due and payable to the Contractor under its invoices.

6. Risk Management and Insurance

6.1 The Contractor shall procure and maintain adequate insurance cover (including but not limited to employees’ compensation insurance, work injury, bodily injury, third party liability and public liability insurance) to cover potential liabilities for loss, damage or bodily injury arising during the performance of services under this Agreement. The Contractor shall, upon signing this Agreement, provide K-ESG with insurance policies and premium payment receipts satisfactory to K-ESG.

If the Contractor fails to provide such documents, it shall procure insurance in accordance with the insurance scheme designated by K-ESG’s appointed insurance broker listed below, and pay the relevant premiums as specified; otherwise K-ESG shall be entitled to terminate this Agreement and require the Contractor to indemnify all losses and claims.

Designated insurance broker: Taishan Insurance Consultants Limited

Insurance items:

(a) Employees’ Compensation Insurance

(b) Public Liability Insurance

The final insurance scheme and terms shall be designed based on underwriting information provided by the Contractor, and the premium shall be agreed and set out in a separate agreement between the Parties.

6.2 If, during the provision of services, an accident occurs causing loss or damage to K-ESG or others, the Contractor shall be responsible for and bear all deductibles under relevant policies taken out by K-ESG or itself, as well as all losses and expenses arising from the insurer’s refusal to indemnify.

7. Relationship between the Parties

7.1 The Contractor is an independent contractor providing services, and nothing in this Agreement shall create any employment or agency relationship. The Contractor shall have no authority to acknowledge, accept or incur any liability or obligation on behalf of K-ESG without K-ESG’s prior written consent.

7.2 The Contractor shall be responsible for any tax or other liabilities arising for K-ESG in connection with the services. The Contractor shall indemnify and hold K-ESG harmless from all costs, expenses, penalties and interest arising from the Contractor’s acts, and K-ESG may deduct such amounts from the service fees payable to the Contractor.

7.3 All overtime pay, leave entitlements, labour insurance, MPF and medical or other benefits of the Contractor’s employees shall be the sole responsibility of the Contractor.

7.4 The Contractor shall ensure that all personnel it provides hold valid work permits and comply with the conditions of stay and work imposed by the Immigration Department. If there is any breach, K-ESG may immediately terminate this Agreement and require the Contractor to indemnify all losses and expenses incurred by K-ESG. Without prejudice to the generality of the foregoing, if K-ESG discovers that the Contractor has supplied any person who is not lawfully employable, the Contractor shall pay K-ESG HKD 5,000 as liquidated damages for each such person, and, if any enforcement agency investigation is involved, an additional administrative fee of HKD 50,000 per such person.

8. Confidentiality and Personal Data

8.1 The Contractor shall keep confidential the contents of this Agreement and all confidential information obtained from K-ESG (including but not limited to information relating to K-ESG’s customers, suppliers, finances and business). The Contractor shall ensure that its employees and agents also observe such confidentiality. Unless with K-ESG’s consent, the Contractor shall not use or disclose such information to any third party. Upon request by K-ESG, the Contractor shall immediately return and/or destroy all confidential information.

8.2 In collecting, storing, using and transferring personal data of K-ESG or its customers, the Contractor shall strictly comply with the Personal Data (Privacy) Ordinance and other applicable laws, as well as guidelines and codes issued by K-ESG from time to time.

8.3 The obligations under this clause shall survive termination of this Agreement.

9. Anti-Bribery

The Contractor and its personnel shall not, in connection with this Agreement or the services, offer any “advantage” (as defined in the Prevention of Bribery Ordinance) to any K-ESG staff or any third party. If the Contractor or its personnel provide any advantage or commit any offence under the Prevention of Bribery Ordinance, K-ESG may immediately terminate this Agreement and require the Contractor to indemnify all resulting losses.

10. Non-competition

During the term of this Agreement and for two (2) years after its termination, the Contractor undertakes not to directly or indirectly negotiate or attempt to negotiate business with K-ESG’s customers in relation to the services.

11. Sub-contracting

The Contractor shall not sub-contract any of its obligations under this Agreement without K-ESG’s prior written consent. In any event, the Contractor shall ensure that any approved sub-contractor complies with all obligations and responsibilities of the Contractor under this Agreement, and the Contractor shall remain liable for any breach by such sub-contractor.

12. Third Party Rights

Except as expressly provided in this Agreement, no person who is not a Party to this Agreement shall have any right to enforce or enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Ordinance, Laws of Hong Kong.

13. Governing Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

14. Miscellaneous

This Agreement is executed in two originals, with each Party holding one original, both having equal legal effect.

In witness whereof, the Parties have executed this Agreement on the date first written above:

For and on behalf of

K-ESG (HK) COMPANY LIMITED

Signature:
Name:	Kevin Lam
Title:	Director / Authorised Representative

For and on behalf of

TIMES EXPRESS LIMITED

Signature:
Name:	Ben Cheung
Title:	Director / Authorised Representative

SUPPLEMENTAL AGREEMENT

Date: 1 June 2024

Parties:

TIMES EXPRESS LIMITED (“Party A”)

K-ESG (HK) COMPANY LIMITED (“Party B”)

In relation to the Contracting Services Agreement dated 1 January 2023 between Party A and Party B (the “Original Agreement”), Party A hereby notifies Party B of its change of address, and Party B acknowledges and agrees as follows

1.	Party A’s original address – 17/F, Chinabest International Centre, 8 Kwai On Road, Kwai Chung, New Territories.

Party A’s new address – 3/F, Yeung Yiu Chung (No. 6) Industrial Building, 19 Cheung Shun Street, Lai Chi Kok, Kowloon.

2.	Save for the change of address above, all other terms of the Original Agreement shall remain valid and unchanged.

3.	This Supplemental Agreement forms an appendix to the Original Agreement and has the same legal effect as the Original Agreement.

Signed by:

For and on behalf of

TIMES EXPRESS LIMITED

Signature:
Name:	Ben Cheung
Title:	Director

For and on behalf of

K-ESG (HK) COMPANY LIMITED

Signature:
Name:	Kevin Lam
Title:	Director / Authorised Representative